Exhibit 21

Registrant and Subsidiaries of the Registrant

	State of Organization	Percent of Voting Securities Owned by the Registrant

Coachmen Industries, Inc. (Registrant)	Indiana
Coachmen Operations, Inc.	Indiana	100%
Consolidated Leisure Industries, LLC	Indiana	100%
Consolidated Building Industries, LLC	Indiana	100%
Coachmen Recreational Vehicle Company, LLC	Indiana	100%
Coachmen RV Company of Georgia, LLC	Georgia	100%
Coachmen RV Licensed Products Division, LLC	Indiana	100%
Coachmen RV Group West Coast Regional Operations Center, LLC	California	100%
Georgie Boy Mfg., LLC	Indiana	100%
Viking Recreational Vehicles, LLC	Michigan	100%
Colfax Country RV, LLC	North Carolina	100%
Michiana Easy Livin' Country, LLC	Indiana	100%
All American Building Systems, LLC	Indiana	100%
All American Homes, LLC	Indiana	100%
All American Homes of Colorado, LLC	Colorado	100%
All American Homes of Florida, LLC	Florida	100%
All American Homes of Indiana, LLC	Indiana	100%
All American Homes of Ohio, LLC	Ohio	100%
All American Homes of Iowa, LLC	Iowa	100%
All American Homes of Kansas, LLC	Kansas	100%
All American Homes of North Carolina, LLC	North Carolina	100%
All American Homes of Tennessee, LLC	Tennessee	100%
The All American Homes Store of Indiana, LLC	Indiana	100%
The All American Homes Store of Colorado, LLC	Colorado	100%
The All American Homes Store of Tennessee, LLC	Tennessee	100%
Mod-U-Kraf Homes, LLC	Virginia	100%
Consolidated Business Development, LLC	Indiana	100%
Prodesign, LLC	Indiana	100%
Coachmen Technology Services, Inc.	Indiana	100%
Coachmen Administrative Services, Inc.	Indiana	100%
COA Financial Services, Inc.	Delaware	100%
COA Finance Company, LTD	Bermuda	100%
Coachmen Properties, Inc.	Indiana	100%
Coachmen Industries of Texas, Inc.	Texas	100%
Coachmen Industries of California, Inc.	California	100%
Rover Industries, Inc.	Ohio	100%
Gulf Coast Easy Livin' Country, Inc.	Florida	100%
Coachmen Properties of Georgia, Inc.	Georgia	100%